Exhibit 10.2

April 26, 2013

VIA HAND DELIVERY

Mr. Rodney E. Johnson

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102-6406

Re:	Separation Agreement

Dear Rodney:

Thank you for your service to SandRidge Energy, Inc., and its affiliates (“SandRidge” or the “Company”). This letter, when fully executed, will constitute the Separation Agreement (“Separation Agreement”) between you and SandRidge concerning the terms of your separation from employment with SandRidge. The General Release attached to this Separation Agreement is part of the Separation Agreement, and terms that are defined in this Separation Agreement shall have the same meaning when used in the General Release.

1.	Termination of Employment and Resignation as Officer. You have informed the Company that you intend to resign from your employment with SandRidge and your service as Executive Vice President — Reservoir Engineering, and any other position you hold with SandRidge, effective May 10, 2013 (the “Separation Date”). Because you are choosing to resign, your termination is a termination by the executive within the meaning of paragraph 6.2 of the Employment Agreement between you and SandRidge, dated December 20, 2011 (the “Employment Agreement”). As a result, you and the Company will have only those rights and obligations associated with such a termination of employment under the Employment Agreement and certain additional rights and obligations as set forth in this Separation Agreement.

2.	Final Payment. You have been paid or will be paid your earned salary through the Separation Date. Your final paycheck will include payment for accrued and unused paid time off (“PTO”). If you believe the amount of your final paycheck is incorrect, you agree to contact SandRidge immediately.

3.

Severance Payment. Because you have chosen to resign, you have no right to receive severance benefits from the Company under your Employment Agreement or otherwise. However, in consideration of your service to SandRidge and your execution

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Mr. Rodney E. Johnson

April 26, 2013

of this Separation Agreement and execution and nonrevocation of the General Release, the Company has agreed to provide you with the severance benefits set forth below:

(a)	You will receive a lump sum payment equal to one year of your current annual base salary within sixty (60) days of the Separation Date.

(b)	Any restrictions on your outstanding shares of restricted SandRidge stock will lapse, effective as of the date that the General Release becomes effective.

(c)	Your coverage under the Company’s group health plan will terminate on the last day of the month in which the Separation Date occurs, and you will be eligible for COBRA coverage under that plan beginning on the first day of the next month. If you timely elect COBRA coverage, the Company will pay on your behalf or reimburse you for the full cost of family coverage for a period of six (6) months or, if shorter, until you become eligible for other group health coverage. You agree to notify the Company if you become eligible for other group health coverage. Any payments or other reimbursements that you receive under this paragraph will be taxable to you, and the Company will withhold any taxes associated with these payments out of the payments themselves unless you and the Company agree to an alternative withholding arrangement.

These severance amounts will not otherwise be “benefit bearing” and will not be considered as compensation for purposes of the Company’s 401(k) plan, the non-qualified deferred compensation plan or for accrual of PTO or other leave.

You will receive the severance benefits only if you have returned an executed copy of this Separation Agreement and the accompanying General Release during the 45-day period immediately following the date on which you receive this Separation Agreement and you have not revoked the General Release within the seven day revocation period provided in the General Release. In order to receive or retain the severance benefits you must also return all SandRidge property within 14 days of your Separation Date and comply with the covenants set forth in the Employment Agreement and as provided in paragraph 4, below.

4.

Non-Competition and Non-Solicitation. The severance benefits provided in paragraph 3 of this Separation Agreement are contingent upon the following: (a) you agree that the “Non-Solicitation Period” set forth in paragraph 8 of the Employment Agreement shall extend for twelve months following the Separation Date, and (b) you agree that, during the twelve-month period immediately following the Separation Date, you will not personally engage in Competitive Activities (as defined below) if you work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with

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April 26, 2013

such person or entity engaged in Competitive Activities. For purposes of this Separation Agreement, “Competitive Activities” means business activities relating to oil and gas exploration and production in the Mississippian lime formation in the counties set forth in Exhibit 1 to this Separation Agreement, except that, “Competitive Activities” does not include consulting services provided directly to the joint ventures between the Company and (a) a subsidiary of Repsol YPF, S.A., or (b) an affiliate of Atinum Partners Co., Ltd.

5.	Return of SandRidge Property. If you have any Company property in your possession, you agree to return it to the Human Resources Department within 14 days of your Separation Date. SandRidge property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security items, credit cards, passwords, electronic devices, laptop computers, cellular phones and Blackberry devices. You must also return all originals and any copies of Company records. This includes any disks, files, notebooks, etc. that you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession.

6.	Release of Claims. As set forth in the attached General Release, you will waive and release and promise never to assert any and all claims, known and unknown, that you have or might have against SandRidge and any related entities, directors, officers, members of leadership, agents, attorneys, employees, predecessors, successors, or assigns, arising from or related to your employment with SandRidge and/or the termination of your employment with SandRidge. These claims include, but are not limited to, personal injury claims, contract claims (including claims for severance under your Employment Agreement), employment claims, wage and hour claims, claims arising under federal, state and local statutory or common law, such as (without limitation) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the law of contract and tort. Notwithstanding the foregoing, this Separation Agreement does not alter any indemnity agreement between you and SandRidge.

7.

General Release. To accept this Separation Agreement and your severance benefits, you will execute a copy of this Separation Agreement and the General Release and return it to SandRidge during the 45-day period immediately following from the date you receive this Separation Agreement. By signing this Agreement, you are agreeing that once seven days have passed from the date you sign the General Release, you will not attempt to revoke or rescind the General Release at any time in the future, and you are agreeing not to commence any released action in regard to your prior employment relationship. By signing this Separation Agreement and the General Release, you are representing to SandRidge that you fully understand the General Release and will have had an opportunity to seek legal advice regarding the General Release and the proposed Separation Agreement, if you desire to do so, before signing either document. You are also representing to SandRidge that between the date of this notice and the

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April 26, 2013

date you sign the General Release you have not commenced, and will not commence, any charge, action or complaint with any court or with the Equal Employment Opportunity Commission, the United States Department of Labor or with any other federal or state judicial or administrative agency in regard to your employment relationship or any matters arising out of that relationship. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the law of contract and tort. Finally, you are representing that you fully understand that any such filing or actions shall constitute a rejection or breach of our agreements contained herein. You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims.

8.	Continued Assistance. You will continue to cooperate with and assist SandRidge and its representatives and attorneys as requested with respect to any investigations, litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which you are or have been involved or with respect to which you have relevant information. SandRidge will reimburse you for reasonable expenses you may incur for travel in connection with this obligation to assist SandRidge. In addition, SandRidge will compensate you at a reasonable hourly rate for all time spent providing such assistance.

9.	Future Activities. You will not at any time in the future voluntarily contact or participate with any governmental agency in connection with any complaint or investigation pertaining to the Company, and you will not be employed or otherwise act as an expert witness or consultant or in any similar paid capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company. In addition, at no time in the future will you voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company.

10.

Preserving Name and Reputation. You will not at any time in the future defame, disparage or make statements or disparaging remarks which could embarrass or cause harm to SandRidge’s name and reputation or the names and reputation of any of its officers, directors, representatives, agents, employees or SandRidge’s current, former or prospective vendors, professional colleagues, professional organizations, associates or contractors, to any governmental or regulatory agency or to the press or media. “Disparagement” as used in the preceding sentence means the form and substance of any communication, regardless of whether or not you believe it to be true, that tends to degrade or belittle SandRidge or subject it to ridicule or embarrassment. You agree this paragraph is a material provision of this Separation Agreement and that in the event of breach, you will be liable for the return of the value of all consideration received as well

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as any other damages sustained by SandRidge. This paragraph 10 does not apply to statements made under penalty of perjury; however you agree to give advance notice to SandRidge of such an event, to the extent practicable.

11.	Forfeiture. If you breach any of your obligations under this Separation Agreement, SandRidge shall be entitled to stop payment of any benefit due under this Agreement and shall be entitled to recover any benefit paid under this Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

12.	Additional Warranties. You represent and warrant that as of this date you have suffered no work related injury during your employment with SandRidge and that you have no intention of filing a claim for worker’s compensation benefits arising from any incident occurring during your employment with the Company. You further represent that you have accounted to the Company for any and all hours worked through the Separation Date, and that you have been paid for such hours worked at the appropriate rate. You also represent and warrant that you are not due any unpaid vacation or sick pay, except as provided in paragraph 2 with respect to PTO.

13.	No Admission/Offer of Compromise. By making this severance offer, SandRidge is not admitting liability or responsibility for any past due wages or other consideration. Any alleged responsibility or liability on the part of the Company has been and continues to be denied. In addition, this severance offer constitutes an offer of compromise pursuant to the applicable rules of evidence.

14.	Governing Law and Venue. To the extent not preempted by federal law, the provisions of this Separation Agreement, including the General Release, shall be construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that Oklahoma City, Oklahoma, is the proper venue for any litigation seeking to enforce any provision of this Separation Agreement (including the General Release), and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Oklahoma City, Oklahoma, to enforce any provision of this Separation Agreement.

15.	Severability. If any portion, provision or part of this Separation Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Separation Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

16.

Entire Agreement. This Separation Agreement between you and SandRidge, if you execute this Agreement, will be in consideration of the mutual promises described above. This Separation Agreement (and the Employment Agreement to which it

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April 26, 2013

relates), including the General Release, will constitute the entire agreement between you and SandRidge with respect to your separation from employment. There are no other agreements, written or oral, expressed or implied, between the parties concerning the subject matter of this Separation Agreement. It is understood that certain requirements set forth in the Employment Agreement survive the termination of employment, including the covenants set forth in paragraphs 8 and 9 of the Employment Agreement, and the provisions of paragraphs 15.10, 15.11 and 15.12 of the Employment Agreement (regarding compliance with section 409A of the Internal Revenue Code, tax withholding and nonduplication of benefits) apply to all benefits payable under this Separation Agreement).

We wish you the best of luck and every success in your future endeavors.

Sincerely,

SANDRIDGE ENERGY, INC.

Agreed to on behalf of SandRidge Energy, Inc.

/s/ Mary L. Whitson	April 26, 2013
Mary L. Whitson	Date
SVP – Corporate and Human Resources

By signing below, I acknowledge that I have been given the opportunity to review this Separation Agreement carefully; that I have read this Separation Agreement and understand its terms; and that I voluntarily agree to them.

ACCEPTED AND AGREED TO BY:

/s/ Rodney E. Johnson	April 26, 2013
Rodney E. Johnson	Date